                             TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the "Agreement") dated as of December 31, 1997, by and among Whitman Corporation, a Delaware corporation ("Whitman"), Midas, Inc., a Delaware corporation ("Midas") and Midas International Corporation, a Delaware corporation ("International").

     WHEREAS, the parties have entered into a Distribution and Indemnity Agreement of even date herewith (the "Distribution Agreement");

     WHEREAS, pursuant to the Distribution Agreement all of the issued and outstanding common stock of Midas and of Hussmann International, Inc., a Delaware corporation ("Hussmann"), will be distributed by Whitman (pro rata) to the holders of its common stock (the "Distribution");

     WHEREAS, Midas was incorporated on August 29, 1997, and, at the time of the Distribution, Midas will own all of the issued and outstanding shares of common stock of International;

     WHEREAS, Whitman and International are parties to certain tax allocation agreements (collectively referred to as the "Tax Allocation Agreements") which deal with the payment of U.S. federal, state and foreign income taxes and other taxes; and

     WHEREAS, the Tax Allocation Agreements did not contemplate the Distribution;

     NOW, THEREFORE, Whitman, on behalf of itself and its former, present and future direct or indirect subsidiaries, other than the members of the Midas Group, as hereinafter defined (hereinafter referred to as the "Whitman Group"), and Midas and International, on behalf of themselves and their former, present and future direct or indirect subsidiaries, other than those subsidiaries which, immediately after the Distribution, will be direct or indirect subsidiaries of Whitman or Hussmann (hereinafter referred to as the "Midas Group"), enter into this Agreement for the purposes of replacing and superseding the Tax Allocation Agreements and to define the rights of the parties hereto with respect to certain potential tax controversies, all as hereinafter provided.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.

     "Distribution Date" means the date of the Distribution. For all purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Distribution Date.

     "Foreign" means outside the United States of America.

     "Midas Businesses" means the former, present and future subsidiaries, divisions and businesses of any member of the Midas Group.

     "Regulations" means any U.S. Treasury regulations under the Code and any other state, foreign, or local regulations with respect to taxes.

     "Restructuring Taxes" means any Taxes, including, without limitation, any Taxes imposed pursuant to or as a result of Code Section 311 (together with related interest, penalties and additions to Tax), resulting from the transfer or other disposition of stock, assets, or debt including the Distribution and from those transactions undertaken to separate the Midas Businesses from the Whitman Businesses as contemplated by the Distribution Agreement.

     "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States of America or otherwise, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon the Midas Group, the Whitman Group or any of their respective members or divisions or branches.

     "Tax Benefit" means the amount by which any item, including, but not limited to, any item of income or deduction, gain or loss or tax credit, decreases the liability for Taxes on or with respect to a Tax Return.

     "Tax Detriment" means the amount by which any item, including, but not limited to, any item of income or deduction, gain or loss, or tax credit, increases the liability for Taxes an or with respect to a Tax Return.

     "Tax Return" means any return, filing, questionnaire, or other document required to be filed, including amended returns that may be filed, for any period with any taxing authority (whether U.S. domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "Whitman Businesses" means the former, present and future subsidiaries, divisions and businesses of any member of the Whitman Group which are not, or are not contemplated by the Distribution Agreement to be, part of the Midas Group immediately after the Distribution.

                                  ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS
                     -------------------------------------

     Section 2.01. Manner of Preparation. All Tax Returns filed after the Distribution Date shall be prepared on a basis which is consistent with the income tax rulings obtained from the U.S. Internal Revenue Service ("IRS") or any other governmental authority in connection with the restructuring of Whitman contemplated by the Distribution Agreement (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis by the party responsible for such filing under this Agreement. To the extent that and inconsistent position taken by one party hereto or a member of its group would result in a Tax Detriment to the other party hereto or a member of its group, and in the absence of a controlling change in law or circumstances, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed. Subject to the provisions of this Agreement, all decisions relating to the preparation and filing of Tax Returns and any audit or other review of such Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such filing.

     Section 2.02. Preparation and Filing of and Elections with respect to Pre-Distribution Tax Returns and Tax Returns for Periods through, to and including the Distribution Date.

(a)  Consolidated U.S. Federal Income and Other U.S. Federal Tax Returns.
     --------------------------------------------------------------------

     All consolidated U.S. federal income and other U.S. Federal (including excise, withholding, fuel and payroll) Tax Returns which include a member of the Whitman Group and the Midas Group that are required to be filed for periods beginning on or before the Distribution Date shall be prepared and filed by Whitman. Midas shall, for each of its taxable periods for which it and/or International is included in the consolidated federal income tax return of the Whitman Group, provide Whitman with (i) a true and correct consolidated federal income tax return for the Midas Group, (ii) separate federal income tax returns for each member of the Midas Group and (iii) a reconciliation of book income to federal taxable income for each member of the Midas Group. Midas hereby agrees to and shall utilize the Fast-Tax system for U.S. federal income tax return preparation in preparing the aforesaid returns and computations and shall use its best efforts to provide Whitman with such returns and computations on or before the first day of the sixth month following the end of the period to which such returns and computations relate but in any event Midas shall provide such returns and computations no later than the fifteenth day of the sixth month following the end of the period to which such returns and computations relate. Simultaneously with providing the aforesaid returns and computations, Midas shall pay to Whitman the amount of total U.S. federal income tax liability shown on the above referenced consolidated federal income tax return for the Midas Group, reduced by all estimated payments theretofore made by Midas or International to Whitman on account of such liability, or if such estimated payments in the aggregate exceed the federal income tax liability of the Midas Group, Whitman shall pay such excess to Midas within five (5) days of the filing by Whitman of its consolidated federal income tax return. Anything herein to the contrary notwithstanding, Midas for itself and the members of the Midas Group shall calculate in accordance with past practice and shall remit to Whitman at least five (5) days prior to the due date of each Whitman estimated quarterly federal income tax payment the quarterly estimated federal income tax payment that Whitman is required to remit on behalf of the Midas Group. In no event will any member of the Midas Group receive any tax benefit for purposes of this Section unless Whitman recognizes and obtains said benefit on its consolidated federal income tax return.

(b)  State of Illinois Corporate Income Tax Returns.
     ----------------------------------------------

     All State of Illinois corporate income tax returns that may be or are required to be filed by Whitman for periods beginning on or before the Distribution Date shall be prepared and filed by Whitman on a unitary group basis and shall include members of the Midas Group. To permit Whitman to prepare and file such returns, Midas or International shall, for each taxable period for which it is included in the Illinois state income tax return of Whitman's unitary group, provide Whitman with (i) a computation of the Illinois corporate income tax liability of each member of the Midas Group, prepared on both a separate company basis as well as on a unitary basis which includes all members of the Midas Group; (ii) a reconciliation of its separate company Illinois corporate taxable income to its separate taxable income for U.S. federal income tax purposes (as determined pursuant to Section 2.02(a) above); and (iii) the apportionment factors prescribed by Illinois law and all other information necessary or appropriate for the proper apportionment of the unitary group income. Each member of the Midas Group shall use its best efforts to provide Whitman with the above material on or before the first day of the sixth month following the end of each such period, but in any event such material shall be provided no later than the fifteenth day of such sixth month. Simultaneously with providing the aforesaid material, Midas shall pay to Whitman the lesser of
(x) the aggregate amount of the separate company Illinois tax liability of each member of the Midas Group for each such period, or (y) the Illinois corporate income tax liability as computed above for the Midas Group on a unitary basis, in either case reduced by all estimated payments theretofore made to Whitman on account of such liability, or if such estimated payments in the aggregate exceed the aggregate Illinois tax liability for the Midas Group, Whitman shall pay such excess to International within five (5) days of filing by Whitman of its Illinois corporate income tax return for such period. Anything herein to the contrary notwithstanding, Midas or International on behalf of all of the members of the Midas Group shall make estimated Illinois corporate income tax payments to Whitman at such time and in such amount as shall permit Whitman to remit the same to the appropriate authority on a timely basis, but in any event each such payment shall be made within five (5) days of Whitman's written demand for the same.

(c)  Netherlands Corporate Income Tax, Capital Duty Tax and Withholding Tax
     ----------------------------------------------------------------------
     Returns.
     -------

     Any tax returns required to be filed that include Whitman Netherlands B.V., Finanza I B.V., Midas Automotive International B.V., any members of the Whitman Group and any members of the Midas Group in the Netherlands for corporate income tax, capital duty tax or withholding tax purposes for periods beginning on or before the Distribution Date shall be prepared, reviewed and filed under the direction of Whitman consistent with the positions taken by Whitman in any tax rulings obtained from the U.S. Internal Revenue Service and the Netherlands taxing authorities in a timely manner in accordance with the law of the Netherlands. Midas or International shall, for each taxable period for which a member of the Midas Group is included in the consolidated income tax return (also referred to as a "fiscal unity" return in the Netherlands) with members of the Whitman Group, provide Whitman with (i) a true and correct Netherlands income tax return for such Midas Group members which are required to file in the Netherlands, (ii) separate Netherlands income tax returns for such Midas Group members and (iii) a reconciliation of book income to Netherlands taxable income for such Midas Group members. Midas agrees to utilize Moret Ernst & Young to prepare the income tax returns in the Netherlands for this purpose and shall use its best efforts to provide Whitman with such returns and computations on or before sixty (60) days before the tax returns must be filed (including extensions to file granted by the Netherlands). Simultaneously with providing the aforesaid returns and computations, Midas shall pay Whitman the amount of total Netherlands income taxes (and any other applicable taxes) shown on the above-referenced consolidated Netherlands income tax return due and payable relating to the members of the Midas Group, reduced by all estimated tax payments theretofore made by Midas Group members to Whitman on account of such Netherlands tax liabilities. If such estimated payments in the aggregate exceed the Netherlands tax liability of the Midas Group members, Whitman shall pay such excess to Midas within ten (10) days of the filing by Whitman of the consolidated Netherlands income tax return which included members of the Whitman Group. Anything herein to the contrary notwithstanding, Midas for itself and for members of the Midas Group shall remit to Whitman at least ten (10) days prior to the due date of each Whitman estimated Netherlands income tax payment (also known as "preliminary assessments" in the Netherlands) the estimated Netherlands tax payment that Whitman (or a Whitman Group member) is required to remit on behalf of Midas Group members. In no event will any member of the Midas Group receive any tax benefit for purposes of this Section unless a member of the Whitman Group recognizes and obtains said benefit on its consolidated Netherlands income tax return.

(d)  Certain Distributions.
     ---------------------

     Notwithstanding any provision of this Agreement to the contrary, International shall be responsible and pay for any tax liabilities imposed as a result of any distributions of cash by Midas France S.A., Midas Canada, Inc., Midas Canada Holdings, Ltd., or Midas Automotive International B.V. in anticipation of the Distribution, and Midas shall be entitled to any subsequent refunds of any such taxes.

(e)  Other Tax Returns.
     -----------------

     All Tax Returns of any member of the Whitman Group or the Midas Group, other than (1) the consolidated U.S. federal income tax returns, (2) the State of Illinois corporate income tax returns and (3) the corporate income tax, the capital duty tax and the withholding tax returns filed in the Netherlands, required to be filed for periods beginning on or before the Distribution Date shall be filed by the member of the Whitman Group or the Midas Group, as the case may be, which filed the corresponding Tax Return for the most recent period for which such a Tax Return has been filed, or, if no such corresponding Tax Return has been filed, by the appropriate member in accordance with local law or custom.

     Section 2.03. Filing of Post-Distribution Tax Returns. All Tax Returns for periods beginning after the Distribution Date shall be the responsibility of the Whitman Group if such Tax Returns relate to Whitman Businesses, and shall be the responsibility of the Midas Group if such Tax Returns relate to Midas Businesses.

     Section 2.04. Certification. Each tax return and computation of tax liability required to be provided to Whitman by any member of the Midas Group pursuant to either Section 2.02(a), Section 2.02(b) or Section 2.02(c) hereof shall be accompanied by a statement signed by the Chief Financial Officer of Midas to the effect that such officer has reviewed for completeness and accuracy the tax return and computation of the tax liability and the documentation in support thereof and has determined that such return and computation properly reflect the taxable income (or loss), tax liability and tax credits of the entity or entities, as the case may be, to which such tax return and computation relate for the period covered thereby.

                                  ARTICLE III

                       DEFICIENCIES AND REFUNDS OF TAXES
                       ---------------------------------

     Section 3.01.  Payment of Deficiencies by Midas Group Members.
                    ----------------------------------------------

     If any adjustments are made with respect to any Tax Returns of Whitman (or any member of the Whitman Group) in which any member of the Midas Group is included for taxable periods beginning on or before the Distribution Date, and such adjustments are either consented to by Whitman or are upheld on administrative appeal or litigation, to the extent that such adjustments increase the tax liability with respect to any taxing jurisdiction or taxing authority attributable to any member of the Midas Group, then each member of the Midas Group shall be jointly and severally liable to Whitman for such increases, including interest and penalties thereon. If any member of the Midas Group shall have any liability as a result of this Section 3.01, the amount thereof shall be paid by Midas to Whitman within ten (10) days of the receipt by Midas of written notice of such liability, together with a computation of the amount due and supporting documentation in such detail as Midas may reasonably request to verify the computation of the amount due.

     Section 3.02.  Payment of Refunds to Midas Group Members.

     If any adjustments are made with respect to any Tax Returns of Whitman (or any member of the Whitman Group) in which any member of the Midas Group is included for any taxable period beginning on or before the Distribution Date, and such adjustments are either consented to by Whitman or are upheld on administrative appeal or litigation, to the extent that such adjustments decrease the tax liability attributable to any member of the Midas Group as determined and calculated under this Agreement and result in a Tax Benefit for Whitman or for other members of the Whitman Group, then Whitman shall remit to Midas any refunds of Taxes, together with any interest thereon, received by it as a result of the adjustments attributable to a member of the Midas Group. Whitman shall pay any amounts due from it to Midas as a result of this Section 3.02 within ten (10) days of receipt of the relevant refund from the respective taxing authority. Such payments shall be accompanied by a computation of the amount due and supporting documentation in such detail as Midas may reasonably request to verify the computation of the amount due.

     Section 3.03.  Restructuring Taxes.

(a)  With Respect to Transactions Occurring On or Before the Distribution Date.
     -------------------------------------------------------------------------

     If as a result of any transaction occurring on or before the Distribution Date and involving either the stock, assets or debt (or any combination thereof) of any member of the Midas Group, any Restructuring Taxes are imposed upon any member of the Midas Group, then Whitman shall pay and shall indemnify and hold harmless Midas and each member of the Midas Group from and against all Restructuring Taxes, including, without limitation, any Restructuring Taxes at any time paid by Midas or any member of the Midas Group. Such payment and indemnification shall be made by Whitman no later than fifteen (15) days after the later to occur of: (a) written notice from Midas, which notice shall be accompanied by a computation of the amounts due; or (b) a final determination of said Restructuring Taxes is made after exhausting any informal, administrative, arbitration or judicial remedies.

(b)  Transactions Occurring After the Distribution Date.
     --------------------------------------------------

     If as a result of any transaction occurring after the Distribution Date and involving either the stock, assets or debt (or any combination thereof) of Midas or of any member of the Midas Group (including any transactions of the type described in Section 4.05 below), any Restructuring Taxes are imposed upon Whitman or any other member of the Whitman Group, then Midas shall pay and shall indemnify and hold harmless Whitman and each member of the Whitman Group from and against all such Restructuring Taxes at any time paid by Whitman or any member of the Whitman Group. Such payment and indemnification shall be made by Midas no later than fifteen (15) days after the later to occur of: (a) written notice from Whitman, which notice shall be accompanied by a computation of the amounts due; or (b) a final determination of said Restructuring Taxes is made after exhausting any informal, administrative, arbitration or judicial remedies.

(c)   Tax Benefits Regarding Basis Determinations Relating to Restructuring
      Taxes.
      ---------------------------------------------------------------------

     To the extent that Whitman shall pay or indemnify Midas and/or any member of the Midas Group with respect to Restructuring Taxes pursuant to Section 3.03(a) above, the basis of the stock, assets or debt which are the subject of the Restructuring Taxes payable increases, and such stock, assets or debt are transferred by Midas or any member of the Midas Group in a taxable transaction to which the basis increase is reflected in the computation of the gain or loss on such taxable transaction during any taxable year which includes the Distribution Date and the five (5) taxable years immediately following the taxable year in which the Distribution Date falls, then Midas shall promptly notify Whitman in writing of such taxable transaction and of the amount of the Tax Benefit resulting from such basis increase. Such notice shall include supporting documentation in such detail as Whitman may need to verify the computation of the amount. The amount of such Tax Benefit shall be payable by Midas to Whitman within ten (10) days of sending to Whitman written notice of such amount due. In order to verify the amount of such Tax Benefit, Whitman shall have access to inspect the Tax Returns for the taxable years of Midas and any members of the Midas Group covered by this section upon written request directed to the Chief Financial Officer of Midas. Midas shall comply with such request to make a copy of the Tax Returns in question available at a reasonable place during normal business hours within thirty (30) days of receiving said request and Whitman may make copies of portions of the Tax Returns which it deems relevant to this inquiry.

                                  ARTICLE IV

                  TAX AUDITS, TRANSACTIONS AND OTHER MATTERS
                  ------------------------------------------

     Section 4.01.  Tax Audits and Controversies.

     Except as otherwise provided in this Section 4.01, Whitman, at its own expense, shall have the exclusive authority to represent each member of the Midas Group before the IRS or any other governmental agency or authority or before any court with respect to any matter affecting the U.S. federal income or other U.S. federal tax liability or any other tax liability (whether state, local or foreign) of any member of the Whitman Group or the Midas Group for any tax period beginning on or before the Distribution Date. Such representation shall include, but shall not be limited to exclusive control over (i) any response to any examination by the IRS or any other taxing authorities of U.S. federal income tax returns, other U.S. federal tax returns or the tax returns of other taxing jurisdictions and (ii) any contest through a final determination of any issue included in any Tax Return that includes a member of the Whitman Group, including, but not limited to (A) whether and in what forum to conduct such contest, and (B) whether and on what basis to settle such contest. Whitman shall give timely notice to Midas of any inquiry, the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity for U.S. federal taxes or any other taxes may be sought under this Agreement against Midas or any member of the Midas Group and will give Midas such information with respect thereto as Midas may reasonably request. Upon notice to Whitman, Midas may at its own expense participate in any such inquiry, audit or other administrative proceeding and assume the defense or prosecution, as the case may be, of any suit, action or proceeding; provided, that each Midas representative is satisfactory to Whitman, and Midas shall thereafter consult with Whitman upon Whitman's request for such consultation from time to time with respect to such inquiry, suit, action or proceeding. Whitman is authorized and empowered to settle any claim, suit, action or proceeding in respect of which indemnity for U.S. federal taxes or any other taxes may be sought against Midas or any member of the Midas Group. Anything in this Section 4.01 to the contrary notwithstanding, if Whitman determines to terminate Midas' participation in any such inquiry or in the defense of any such suit, action or proceeding, then upon receipt of notice from Whitman to such effect, Midas shall have no further right to commence or continue such discussions or submissions with respect to the matter, and Whitman shall have the right to close and to cause Midas to close such audit or contest.

     Anything in this Section 4.01 or elsewhere in this Agreement to the contrary notwithstanding, if Whitman permits Midas to litigate any U.S. federal tax issue or other tax issue in any forum, Midas shall pay and shall indemnify and hold harmless each member of the Whitman Group from any and all costs, expenses and/or liabilities of any type or nature, including, without limitation, any tax liability (including interest and penalties thereon), that are incurred by or imposed upon Whitman or any member of the Whitman Group which Whitman or such Whitman Group member would not otherwise have incurred.

     Section 4.02. Code Section 355 Distribution Related Professional and Consulting Fees.

     The Tax Benefits arising out of any professional fees or consulting fees in connection with the Code section 355 Distribution of Midas or other members of the Midas Group that are paid for by Whitman or by members of the Whitman Group which are allowed as a deduction to Midas or to any other member of the Midas Group, rather than as a deduction to Whitman or to a member of the Whitman Group which paid for such professional or consulting fees in question, shall be reimbursed to Whitman or to the member of the Whitman Group that actually made the payment of such professional or consulting fees. The amount thereof shall be payable by Midas to Whitman within ten (10) days of the receipt by Midas of written notice of such item, together with a computation of the amount due and supporting documentation in such detail as Midas may reasonably request to verify the computation of the amount due;

     Section 4.03.  Retention of Books and Records.

     Midas and Whitman each agrees that they will take provisions to insure that both they and the members of the Midas group and the members of the Whitman Group, respectively, will retain all Tax Returns, related schedules and workpapers, and all material records and other documents relating thereto existing on the date hereof or created through or with respect to taxable periods beginning on or before the Distribution Date, until the later of (a) the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate, or (b) September 16, 2008.

     Section 4.04. Cooperation With Respect to Tax Return Filings, Examinations and Tax Related Controversies.
(a) Midas' Obligations.
     In addition to any obligations imposed pursuant to the Distribution Agreement, Midas and each other member of the Midas Group shall fully cooperate with Whitman and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Whitman Group for any taxable period beginning on or before the Distribution Date. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Whitman by the appropriate Midas Group member of any power of attorney required to allow Whitman and its counsel to represent Midas or such other Midas Group member in any controversy which Whitman shall have the right to control pursuant to the terms of Section 4.01 of this Agreement, and (y) making available to Whitman, during normal business hours, and within sixty (60) days of any request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

(b) Whitman's Obligations.
     Except as otherwise provided in this Article IV, Whitman shall fully cooperate with Midas and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Midas Group which includes Whitman or any other member of the Whitman Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Midas by Whitman of any power of attorney required to allow Midas and its counsel to participate on behalf of Midas or other Midas Group members in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Section 4.01 of this Agreement, (y) making available to Midas, during normal business hours, and within sixty (60) days of any request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

(c)  Remedy for Failure to Comply.
     If Whitman reasonably determines that Midas is not for any reason fulfilling its obligations under Section 4.04(a), or if Midas reasonably determines that Whitman is not for any reason fulfilling its obligations under
Section 4.04(b), then Whitman or Midas, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally-recognized public accounting firm to assist the other in meeting its obligations under this
Section 4.04. Such entity shall have complete access, during normal business hours, to all books, records and information, and the complete cooperation of all officers and employees, of Midas or Whitman, as the case may be. The remedy provided in this Section 4.04(c) shall not be deemed exclusive.

Section 4.05.  Certain Post-Distribution Date Transactions.
(a) With Respect to U.S. Federal Income Taxes.
     Midas shall, and shall cause each Midas Group member to, comply with each representation and statement made, or to be made, to the IRS or other governmental authority in connection with any rulings obtained, or to be obtained, by Whitman with respect to the Distribution, and any other transaction contemplated by this Agreement. Midas further agrees that during the three-year period following the Distribution Date, it (i) shall continue and shall cause MDS Automotive Holdings B.V. to continue to be engaged in an active trade or business within the meaning of Section 355(b)(2) of the Code, (ii) shall not issue any shares of, or options with respect to, its stock, except that it may issue shares of, or options with respect to, its stock if such issuances would not exceed (when aggregated with prior issuances) twenty percent (20%) of the issued and outstanding stock of Midas immediately following the Distribution,
(iii) shall not purchase any shares of its stock other than through stock purchases permitted by the ruling issued to Whitman by the IRS regarding the Distribution, (iv) shall not liquidate or merge with any other corporation or transfer substantially all of its assets to any other corporation, and (v) shall not recommend to its shareholders that they agree to an acquisition of their stock in Midas by another entity. Anything in this Section 4.05 to the contrary notwithstanding, an act or omission otherwise inconsistent with the representations herein shall be permitted if, in the opinion of nationally recognized counsel to Midas, which counsel shall be satisfactory to Whitman, or pursuant to a supplemental ruling letter obtained from the IRS and satisfactory to Whitman, such act or omission would not adversely affect the rulings issued by the IRS or by any other governmental authority with respect to the Distribution. Nothing in this Section 4.05 should be interpreted as altering the obligations of Midas or of any other member of the Midas Group under Section 3.03(b) of this Agreement.

                                   ARTICLE V

                     TAX ALLOCATION AGREEMENTS TERMINATED

     Section 5.01  Complete Agreement and Termination of Tax Allocation
Agreements.
     This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations and commitments and the prior Tax Allocation Agreements, which shall be replaced and superseded in their entirety by this Agreement and shall be of no further force and effect.

                                  ARTICLE VI

                                 MISCELLANEOUS

     Section 6.01. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     Section 6.02. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

     Section 6.03.  Conflict with the Distribution Agreement.
In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control.

     Section 6.04. Notices. All notices or other communications required or permitted under this Agreement shall be delivered by hand, mailed by certified or registered mail, postage prepaid with return receipt requested, or sent by cable, telegram, telex or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

          (a) In the case of Whitman, to
                 Whitman Corporation
                 3501 Algonquin Road
                 Rolling Meadows, Illinois 60008
                 Attention:  Chief Financial Officer

          (b) In the case of Midas and International:
                 Midas Group, Inc.
                 225 N. Michigan Avenue
                 Chicago, Illinois 60601
                 Attention:  Chief Financial Officer

     Section 6.05. Application to Present and Future Subsidiaries. This Agreement is being entered into by Whitman, Midas and International on behalf of themselves and each member of the Whitman Group and the Midas Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Whitman Group or of the Midas Group in the future. Whitman, Midas and International hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Whitman Group and the Midas Group, respectively. Whitman, Midas and International shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

     Section 6.06. Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by the parties hereto, or their respective successors or assigns.

     Section 6.07. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

     Section 6.08. Singular and Plural. As used herein, the singular shall include the plural and vice versa.

     Section 6.09. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

     Section 6.10. Counterparts. This Agreement maybe executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

     Section 6.11. Form of Payments and Late Payments. Any payment owed by one party to another under this Agreement shall be made in the currency in which the tax to which such payment relates, and shall be paid in immediately available funds and in such other manner as the party to whom such payment is owed may reasonably request. Any payments required by this Agreement that are not made when due shall bear interest at the prime rate plus six percent (6%) from the due date of the payment to the date paid.

     Section 6.12. Treatment of Payment. The parties agree that, in the absence of any change in law or fact, any indemnification payments made under this Agreement shall be treated, for tax purposes, as occurring before the Distribution Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

                               WHITMAN CORPORATION

                               By: /s/ Louis J. Corna
                                   --------------------
                                   Vice President-Taxes


                               MIDAS INC.


                               By: /s/ R. Lee Barclay
                                   -----------------------
                                   Chief Financial Officer


                               MIDAS INTERNATIONAL
                               CORPORATION


                               By: /s/ R. Lee Barclay
                                   -----------------------
                                   Chief Financial Officer